[Letterhead of Sutherland Asbill & Brennan LLP]

April 27, 2007

VIA EDGAR

EquiTrust Life Insurance Company

5400 University Avenue

West Des Moines, IA 50266

Re:	EquiTrust Life Variable Account II
(File No. 333-62221)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 14 to the Registration Statement on Form N-6 for EquiTrust Life Variable Account II (File No. 333-62221). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

/s/ Stephen E. Roth
Stephen E. Roth